Exhibit 99.1

Logiq Reports Q1 2021 Results; Revenue Up 23% Sequentially to $8.1 Million

THIS PRESS RELEASE IS NOT FOR DISTRIBUTION IN CANADA

New York, NY – May 17, 2021 – Logiq, Inc. (OTCQX: LGIQ), a global provider of award-winning e-commerce and fintech solutions, reported results for the first quarter ended March 31, 2021. The company will hold a conference call at 1:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q1 2021 Financial Highlights

•	Revenue for the first quarter increased 23% sequentially to $8.1 million, driven by a $1.1 million increase to a record $5.6 million in revenue by DataLogiq due to strong growth in data monetization, and $328,000 increase in revenue by AppLogiq as a shift to higher margin direct sales gained traction.

•	Consolidated gross profit as a percentage of revenue in the first quarter increased to 27.6%, up 647 basis points sequentially and up 990 basis points from the year-ago quarter.

•	Gross margins for AppLogiq, the company’s mobile commerce platform-as-a-service, improved from the low of 11.8% in Q2 2020 to 30.1% in Q1 2021 – a record level gross margin for this business segment as it turned focus on direct sales.

•	Cash and cash equivalents and restricted cash totaled $2.9 million as of March 31, 2021.

Q1 2021 Operational Highlights

•	Acquired Rebel AI, an innovator in digital marketing solutions that delivers e-commerce growth to brands and agencies, and launched it as Logiq Digital Marketing that enables small-to-medium-sized businesses (SMBs) to more effectively compete against companies of any size.

•	Launched Fixel’s AI-powered digital marketing technology in the Shopify e-commerce marketplace and in WordPress.

•	Partnered with Comviva, a global leader in digital financial solutions, to offer digital wallet and payment services in Indonesia.

•	Appointed industry-leading technology product strategist, Leah Hickman, to the company’s board of directors.

Management Commentary

“In Q1, we increased revenue sequentially by 23% to $8.1 million primarily due to accelerating growth of our DataLogiq subsidiary,” commented Logiq president, Brent Suen. “Consolidated gross profit for the quarter also improved 990 basis points to 27.6% of consolidated revenue.

“We also saw gross margins for our AppLogiq business improve as a result of our shift to higher-margin direct sales, from 11.8% in Q2 2020, to 12.4% in Q3 2020, and then from 25.6% in Q4 2020, to 30.1% in Q1 of this year. This was the result of our continued execution on eliminating low margin, white label partnerships that were impacted by the pandemic, as well as our continued focus on the most profitable segments we serve with our mobile app business enablement platform.

“Over the last year, we have become more than an e-commerce services company. Through the integration of Fixel and Rebel AI-powered technology, we have become a serious option for SMB businesses in need of data-driven, consumer intelligence, and automated marketing technology. In Q1, we launched Fixel’s digital marketing solutions in the Shopify e-commerce marketplace and in WordPress. This offering has been gaining traction with smaller brands who do not readily have access to this type of advanced AI technology.

“The global market for marketing automation software is expected to exceed $14.1 billion by 2024, climbing at a compound annual growth rate of more than 19%. As global e-commerce sales now reach upwards of $4.9 trillion in a more than $27 trillion retail industry, it’s mainly the largest brands who are capitalizing on their fullest potential. In the U.S. alone, the top 10 e-commerce players account for 63.2% of online sales. The SMB segment is largely unrepresented and requires better technology and services. We are addressing this market by providing SMBs powerful e-commerce solutions, so they can compete against even the top players in the industry.

“As we look ahead in 2021, we will continue to increase customer activity across all of our business segments, and take advantage of the strong market trends driving the phenomenal growth of e-commerce worldwide.”

Q1 2021 Financial Summary

Revenue increased 23% sequentially to $8.1 million in the first quarter of 2021, and decreased 46.1% as compared to $15.0 million in the same year-ago quarter. The decrease from the year-ago period was primarily due to the company’s transition away from low-margin, bulk white label distributors with its AppLogiq business, and the lingering impact that COVID-19 has had on the company. The sequential increase was driven by a $1.1 million increase in DataLogiq’s revenue and $328,000 in AppLogiq’s revenue.

The company’s AppLogiq m-commerce platform-as-as-service (PaaS) contributed $2.4 million or 30% of consolidated revenue in Q1 2021, which decreased 79.3% from $11.8 million or 78.7% of consolidated revenue in the same year-ago period. The decrease was primarily due to the company eliminating low margin sales to bulk white label distributors and focus on higher margin direct sales to end users. The decrease was also due to subscription cancellations, loss of customers, and provision of complementary services as the result of the global COVID-19 pandemic.

Gross profit increased 60% sequentially to $2.2 million or 27.6% of revenue in Q1 2021, and decreased 16% from $2.6 million or 17.7% of revenue in the same year-ago period. The decrease in gross profit from the year-ago period resulted primarily from lower revenues. The improvement in gross margin percentage was the result of eliminating AppLogiq bulk white label distributors to focus on marketing directly to end users.

Total operating expenses decreased 26% sequentially to $6.3 million in Q1 2021, and increased 15% compared to $5.5 million in the same year-ago period. The increase in operating expenses was mainly due to an increase in general and administrative expense and sales and marketing expense, which was partially offset by a decrease in research and development expense.

Net loss improved sequentially by $3.3 million to a loss of $4.1 million or $(0.25) per basic and fully diluted share in Q1 2021. This compared to net loss of $2.8 million or $(0.24) per basic and fully diluted share in the first quarter of 2020.

As of March 31, 2021, cash and cash equivalents and restricted cash totaled $2.9 million, compared to cash and cash equivalents and restricted cash of $3.5 million as of December 31, 2021.

Conference Call

Later today, Logiq management will host a conference call, followed by a question-and-answer period.

Date: Monday, May 17, 2021

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)

Toll-free dial-in number: 1-866-548-4713

International dial-in number: 1-323-794-2093

Conference ID: 5852958

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through Monday, May 31, 2021, as well as available for replay via the Investors section of the Logiq’s website at www.logiq.com/ir.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 5852958

About Logiq

Logiq, Inc. (OTCQX: LGIQ) is a U.S.-based leading global provider of eCommerce, mCommerce, and fintech business enablement solutions. Its DataLogiq subsidiary provides a data-driven, end-to-end eCommerce marketing solution. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend. The company’s Fixel™ technology offers simplified online marketing with critical privacy features.

Logiq’s AppLogiq™ PaaS enables SMBs worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. AppLogiq empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way. AppLogiq is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia. The company’s PayLogiq™ offers mobile payments, and GoLogiq™ offers hyper-local food delivery services.

For more information about Logiq, go to Logiq.com.

Forward-Looking Disclaimer

This press release contains certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This press release also contains forward-looking statements and forward-looking information within the meaning of Canadian securities legislation that relate to Logiq’s current expectations and views of future events. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "expects", "will continue", "is anticipated", "anticipates", "believes", "estimated", "intends", "plans", "forecast", "projection", "strategy", "objective" and "outlook") are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this press release should not be unduly relied upon.

These statements speak only as of the date of this press release. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond Logiq’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. In particular and without limitation, this press release contains forward-looking statements regarding our products and services, use of PaaS platform, the use and/or ongoing demand for the Company's products and services from SMBs, the expectations of future revenue growth may not be realized, the impact of global pandemics (including COVID-19) on the demand for our products and services, and other risks described in the Company’s  prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's  Annual Report on Form 10-K and any subsequent filings with the SEC.

Logiq undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for Logiq to predict all of them, or assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement.

Company Contact

Brent Suen, President

Logiq, Inc.

Email contact

Media & Investor Contact

Ronald Both or Grant Stude

CMA Investor & Media Relations

Tel (949) 432-7566

Email contact

LOGIQ INC.

Consolidated Balance Sheets

	March 31	December 31
	2021	2020
	(Unaudited)	(Audited)
Assets
Non-current assets
Intangible assets, net	17,848,804	11,736,540
Property and equipment, net	195,156	178,561
Goodwill	5,577,926	5,078,090
Total non-current assets	23,621,886	16,993,191

Current assets
Amount due from associate	6,173,700	5,673,700
Accounts receivable	3,327,714	2,618,494
Right to use assets – operating lease	273,687	364,234
Prepayment, deposit and other receivables	251,405	206,443
Financial assets held for resale	547,201	594,263
Restricted cash	21,344	10,889
Cash and cash equivalents	2,845,295	3,478,889
Total current assets	13,440,346	12,946,912
Total assets	$37,062,232	$29,940,103

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	1,582,575	1,009,204
Accruals and other payables	2,705,213	1,110,732
Deferred revenue	33,043	46,857
Lease liability – operating lease	273,687	364,234
Convertible promissory	2,911,000	2,911,000
Amount due to director	77,500	77,500
Total current liabilities	7,583,018	5,519,527

Non-current liabilities
Other loan	10,000	10,000
Notes payable	508,599	507,068
Total non-current liabilities	518,599	517,068
Total liabilities	$8,101,617	$6,036,595

Stockholders’ Equity
Common stock, $0.0001 par value, 250,000,000 shares authorized, 17,826,644 and 15,557,439 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively*	1,783	1,556
Additional paid-in capital	69,686,188	66,739,895
Capital reserves	25,477,719	19,285,383
Accumulated (deficit)	(66,205,075)	(62,123,326)
Total stockholder’s equity	28,960,615	23,903,508
Total liabilities and stockholders’ equity	$37,062,232	$29,940,103

*	The number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.

LOGIQ INC.

Consolidated Statements of Operations

	For the three months ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)

Service revenue	$8,080,312	$14,981,394
Cost of service	5,854,056	12,336,262
Gross profit	2,226,256	2,645,132

Operating expenses
Depreciation and amortization	689,345	449,624
General and administrative	4,144,365	3,202,042
Sales and marketing	369,261	53,015
Research and development	1,103,137	1,757,351
Total operating expenses	6,306,108	5,462,032

(Loss) from operations	(4,079,852)	(2,816,900)

Other (expenses)/income, net	(1,897)	3,808

Net (loss) before income tax	(4,081,749)	(2,813,092)
Income tax (Corporate tax)	-	-
Net (loss)	$(4,081,749)	$(2,813,092)

Net (loss) profit per common share – basic and fully diluted:	(0.2497)	(0.2430)

Weighted average number of basic and fully diluted common shares outstanding*	16,345,439	11,577,069

*	The weighted average number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.